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                                                                     Exhibit 5


                                    ALLERGAN
                               2525 Dupont Drive
                                 P.O. Box 19534
                             Irvine, CA 92713-9534
                                 (714) 752-4500

Susan J. Glass, Esq.
Associate General Counsel
and Assistant Secretary
Direct:   (714) 246-6912
Fax:      (714) 246-4774


        April 23, 1997



        Allergan, Inc.
        2525 Dupont Drive
        Irvine, CA 92612

        Re: Form S-8 Registration Statement

        Ladies and Gentlemen:

        I am the Associate General Counsel and Assistant Secretary of Allergan, Inc. (the "Company"), and in such capacity have participated in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission to register an aggregate of 5,000,000 shares of common stock, $.01 par value (the "Common Stock") of the Company. Such shares are issuable as needed pursuant to the Allergan, Inc. 1989 Incentive Compensation Plan (the "Plan").

        In rendering this opinion, I have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, certificates, instruments and other documents as I have considered necessary or appropriate for purposes of this opinion. With respect to certain factual matters, I have relied upon an officer's certificate. For the purposes of my examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me.

        On the basis of and relying upon the foregoing examination and assumptions, I am of the opinion that the shares of Common Stock issuable by the Company pursuant to the Plan,



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Allergan, Inc.
April 23, 1997
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when issued in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

I am admitted to practice law in the State of California; however, I am generally familiar with the Delaware General Corporation Law as presently in effect, and have made such inquiries as I consider necessary to render the opinions set forth herein relating to Delaware law. Except with respect to the present general corporation laws of the State of Delaware, this opinion is limited to the present laws of the United States of America and the State of California and the present judicial interpretations thereof. No opinion is expressed by me as to the effect of the laws of any other jurisdiction or as to matters of conflict or choice of law. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ SUSAN J. GLASS
-------------------------------
Susan J. Glass
Associate General Counsel
and Assistant Secretary

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